EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-182644 of Bank of Montreal on Form S-8 of our report dated June 24, 2013, appearing in this Annual Report on Form 11-K of M&I Retirement Program for the year ended December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an adopted resolution by Marshall & Ilsley Corporation’s (predecessor plan administrator) Board of Directors to terminate the M&I Retirement Program).

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin
June 24, 2013